EXHIBIT 19.1
McCartney Engineering, LLC
Consulting Petroleum Engineers
-------------------------------------------------------------------------------
1888 Sherman Street, Suite 760 Denver, CO 80203 (303)830-7208  Fax(303)830-7004


May 11, 1999


Mr. Dan Dalke
American Warrior, Inc.
P.O. Box 399
Garden City, Kansas  67846

Re:  Winco Petroleum Corporation Property Evaluation

Dear Mr. Dalke:

Pursuant to your request, we have estimated the remaining reserves and future net revenue for certain developed oil properties owned by Winco Petroleum Corporation. The effective date of this study is September 30, 1998. Results are summarized below:

                                                            Estimated Future
                      Net Remaining Reserves                   Net Revenue
                     As of September 30, 1998                Discounted at
Reserve Category             Oil (BBL)         Undiscounted     10 Percent
----------------             ---------         ------------     ----------

Proved Producing              68,293             $ 252,662      $ 172,807

Table #1 is a tabulation by lease of the working and net revenue interests, gross and net reserves, and projected discounted net revenues of the individual leases. Table #2 is a cash flow summary reflecting the estimated remaining reserves and revenue of the Winco Petroleum Corporation properties. Also included in the report are cash flow projections and performance curves for the individual leases.

Source of Data
--------------

Lease names, locations, and performance history were supplied by Winco Petroleum Corporation for use in this study. Working interests and net revenue interests were supplied by Winco personnel, as were historic oil prices and lease operating expenses. This data was accepted by McCartney Engineering, LLC as presented. McCartney Engineering, LLC reserves the right to revise the associated reserve and economic projections if future information indicates discrepancies in the data provided. No independent well tests or property inspections were made in conjunction with this study.

Reserve Category
----------------

The reserves included in this report are classified in the proved developed producing

Mr. Dan Dalke
May 11, 1999
Page 2

category.   Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Proved developed producing reserves are those which are expected to be produced from existing completion intervals now open for production in existing wells.

Method of Assigning Reserves
----------------------------

Reserves were determined through the application of evaluation methods generally accepted in the oil and gas industry. Sufficient production history was available to estimate remaining reserves from an extrapolation of past performance.

Oil and Gas Prices
------------------

The oil price used in this evaluation was $12.00/BBL as requested by Mr. Dan Dalke. No increases or decreases in future sales prices were considered in these cash flow projections.

Expenses
--------

The estimated future operating costs were based on historic expense data supplied by Winco Petroleum Corporation. No provisions were made for increases or decreases in future operating expenses. Applicable severance, ad valorem, and production taxes were considered in the cash flow projections. No deductions were made for general or corporate overhead, depletion, depreciation, or any other indirect costs. The estimated net income is before state and federal income tax and does not consider any encumbrances against the properties, if such exist. The value of salvageable equipment has not been included in this evaluation.

General
-------

The accuracy of any reserve estimate, especially when based on volumetric analysis or limited production history, is a function of available data and of engineering and geological interpretation and judgment. While the reserve estimates used herein are believed reasonable, they should be accepted with the understanding that subsequent reservoir performance, changes in pricing structure, or market demand may justify their revision. Reserve estimates based on volumetric analysis and reserves assigned to behind pipe intervals are inherently less reliable than those based on a lengthy production history.

In our opinion, the above reserve and revenue estimates fairly and approximately present the proved reserves of Winco Petroleum Corporation with respect to definitions, assumptions, and methodology described above.

Mr. Dan Dalke
May 11, 1999
Page 3

We appreciate the opportunity to provide you with this study. All related data is in our file and is available for your review.

Very truly yours,
McCartney Engineering, LLC.



/s/ JACK A MCCARTNEY
Jack A. McCartney
Manager

TABLE #2

WINCO PETROLEUM CORPORATION
SUMMARY
AS OF SEPTEMBER 30, 1998
PROVED PRODUCING RESERVES

        GROSS    GROSS OIL  GROSS GAS   NET OIL    NET GAS   REMOVAL   OIL SALES  EFFECTIVE GAS SALES
YEAR    WELLS      (BBL)      (MCF)      (BBL)      (MCF)   OIL PRICE     ($)     GAS PRICE    ($)
----   -------   ---------  ---------   -------    -------  ---------  ---------  --------- ---------
   1     4.00       11187          0      7314           0     12.00      87768      0.000          0
   2     4.00       10494          0      6877           0     12.00      82524      0.000          0
   3     4.00        9852          0      6472           0     12.00      77664      0.000          0
   4     4.00        9245          0      6088           0     12.00      73056      0.000          0
   5     4.00        8680          0      5730           0     12.00      68760      0.000          0
   6     4.00        8151          0      5393           0     12.00      64716      0.000          0
   7     4.00        6634          0      4312           0     12.00      51744      0.000          0
   8     3.00        6048          0      3924           0     12.00      47088      0.000          0
   9     3.00        5690          0      3703           0     12.00      44436      0.000          0
  10     3.00        5356          0      3498           0     12.00      41976      0.000          0
  11     3.00        5044          0      3305           0     12.00      39660      0.000          0
  12     3.00        4747          0      3122           0     12.00      37464      0.000          0
  13     3.00        3415          0      2516           0     12.00      30192      0.000          0
  14     2.00        1618          0      1336           0     12.00      16032      0.000          0
  15+    1.00        5734          0      4703           0     12.00      56436      0.000          0
                ---------  ---------  ---------  ---------  --------   --------    -------- ---------
                   101895          0     68293           0     12.00     819516      0.000          0


        TOTAL    OPERATING  PRODUCTION  SECTION 29   OTHER      NET      CUM NET  DISC P.W.   CUM P.W.
YEAR  SALES ($)    COSTS      TAXES    TAX CREDITS  EXPENSE   REVENUE    REVENUE   AT 10.0%   AT 10.0%
----  ---------  ---------  ---------- -----------  -------   -------    -------  ---------   --------
   1     87768      39440       7663         0           0     40665      40665      38773      38773
   2     82524      39440       7195         0           0     35889      76554      31108      69881
   3     77664      39440       6760         0           0     31464     108018      24792      94673
   4     73056      39440       6348         0           0     27268     135286      19534     114207
   5     68760      39440       5966         0           0     23354     158640      15208     129415
   6     64716      39440       5607         0           0     19669     178309      11644     141059
   7     51744      30720       4580         0           0     16444     194753       8850     149909
   8     47088      28977       4182         0           0     13929     208682       6815     156724
   9     44436      28977       3938         0           0     11521     220203       5125     161849
  10     41976      28977       3711         0           0      9288     229491       3756     165605
  11     39660      28977       3498         0           0      7185     236676       2641     168246
  12     37464      28977       3296         0           0      5191     241867       1734     169980
  13     30192      24323       2458         0           0      3411     245278       1036     171016
  14     16032      12449       1202         0           0      2381     247659        657     171673
  15+    56436      47199       4234         0           0      5003     252662       1134     172807
      ---------  --------   --------  ---------   --------  --------   --------  ---------   --------
        819516     496216      70638         0           0    252662     252662     172807     172807

WINCO PETROLEUM CORPORATION
SUMMARY
AS OF SEPTEMBER 30, 1998
PROVED PRODUCING RESERVES


           DISCOUNTED PRESENT WORTH VALUE PROFILE
               DISCOUNT RATE    PRESENT WORTH
               -------------    -------------
                   0.100            172,807
                   0.110            167,493
                   0.120            162,499
                   0.130            157,800
                   0.140            153,378
                   0.150            149,203
                   0.160            145,263
                   0.170            141,537
                   0.180            138,007
                   0.190            134,658
                   0.200            131,480
                   0.210            128,463
                   0.220            125,589
                   0.230            122,853
                   0.240            120,243
                   0.250            117,758
                   0.260            115,381
                   0.270            113,103
                   0.280            110,931
                   0.290            108,846
                   0.300            106,848
                   0.310            104,932
                   0.320            103,088
                   0.330            101,322
                   0.340             99,621
                   0.350             97,987
                   0.360             96,409
                   0.370             94,892
                   0.380             93,429
                   0.390             92,017
                   0.400             90,654
                   0.410             89,335
                   0.420             88,063
                   0.430             86,834
                   0.440             85,641
                   0.450             84,487
                   0.460             83,372
                   0.470             82,291
                   0.480             81,239
                   0.490             80,222
                   0.500             79,235